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                                                                     EXHIBIT 2.4

                  TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

     THIS TAX INDEMNIFICATION AND ALLOCATION AGREEMENT ("Agreement") is entered into as of __________, 1999 by and between Daisytek International Corporation, a Delaware corporation ("Distributing") and PFSweb, Inc., a Delaware corporation ("Controlled") (Distributing and Controlled are sometimes collectively referred to herein as the "Companies"). Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                             PRELIMINARY STATEMENTS

     A. As of the date hereof, Distributing is the common parent of an affiliated group of corporations, including Controlled, which has elected to file consolidated Federal income tax returns.

     B. Incident to an initial public offering ("IPO") of common stock of Controlled in connection with the separation and distribution of Controlled from Distributing pursuant to one overall integrated plan, the Companies have entered into a Master Separation Agreement and an Initial Public Offering and Distribution Agreement (the "Distribution Agreement").

     C. After the IPO, and before the distribution of all of Distributing's stock of Controlled to Distributing's shareholders, Controlled and its subsidiaries (as constituted immediately after the consummation of the IPO) will continue to be members of the affiliated group of which Distributing is the common parent.

     D. After the stock of Controlled is distributed to Distributing's shareholders, Controlled will no longer be a member of the affiliated group of which Distributing is the common parent.

     E. The Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the actions contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. DEFINITION OF TERMS. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

          "Accounting Firm" shall have the meaning provided in Section 15.

          "Accrued Taxes" means the sum of any liabilities for current tax expense required to be accrued as of the IPO Date under generally accepted accounting principles on the books of Controlled or any member of the Controlled Group for Taxes attributable to Tax Periods or portions thereof ending on or before the IPO Date.



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          "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

          "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution. The term "Affiliate" includes a Subsidiary of an entity.

          "Agreement" shall mean this Tax Indemnification and Allocation Agreement.

          "Allocated Federal Tax Liability" shall have the meaning provided in
     Section 5.1(b)(i).

          "Carryback" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item, which may or must be carried, from one Tax Period to an earlier Tax Period under the Code or other applicable Tax Law.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

          "Companies" means Distributing and Controlled, collectively, and "Company" means any one of Distributing and Controlled

          "Consolidated or Combined Income Tax" means any Income Tax computed by reference to the assets or activities of members of more than one Group.

          "Consolidated or Combined State Income Tax" means any State Income Tax computed by reference to the assets or activities of members of more than one Group.

          "Consolidated Tax Liability" means, with respect to any Distributing Federal Consolidated Return, the tax liability of the group as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts. and penalties as provided in the Code), provided that such tax liability be treated as including any alternative minimum tax liability under Code Section 55.

          "Controlled Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Controlled would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

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          "Controlled Group" means Controlled and its Subsidiaries and wholly-owned limited liability companies as determined immediately after the IPO Date.

          "Controlled Group Disqualifying Event" means any event involving the direct or indirect acquisition of shares of the capital stock of any member of the Controlled Group after the Distribution which has the effect of disqualifying the Distribution or any part thereof from tax-free treatment under Code section 355, whether or not such event is the result of direct actions of, or within the control of, the Controlled or its Subsidiaries, or which otherwise is inconsistent with representations relating to Controlled and the ownership of its capital stock, as set forth in the Ruling Request and the Tax Opinion.

          "Controlled Group Prior Federal Tax Liability" shall have the meaning provided in Section 2.2(b)(ii).

          "Controlled Group Prior State Tax Liability" shall have the meaning provided in Section 2.3(b)(ii)(B).

          "Controlled Group Recomputed Federal Tax Liability" shall have the meaning provided in Section 2.2(b)(i).

          "Controlled Group Recomputed State Tax Liability" shall have the meaning provided in Section 2.3(b)(ii)(A).

          "Cumulative Federal Tax Payment" shall have the meaning provided in
     Section 5.1 (b)(ii).

          "Distributing Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Distributing would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

          "Distributing Federal Consolidated Return" means any United States Federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Distributing as the common parent and any member of the Controlled Group.

          "Distributing Group" means Distributing and its Subsidiaries and wholly owned limited liability companies, excluding any entity that is a member of the Controlled Group.

          "Distribution" means the distribution to Distributing shareholders on the Distribution Date of all of the outstanding capital stock of Controlled owned by Distributing

          "Distribution Agreement" means the Initial Public Offering and Distribution Agreement dated as of the date of this Agreement between Distributing and Controlled.

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          "Distribution Date" means the Distribution Date as that term is defined in the Distribution Agreement.

          "Distribution Tax" means the Taxes described in Section 2.5(a)(ii).

          "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

          "Federal Tax Adjustment" shall have the meaning provided in Section 2.2(b).

          "Final Determination" means the final resolution of liability for any Tax for a taxable period, including any related interest or penalties, (i) by IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under state, local or foreign law, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable;
     (iii) by a closing agreement or offer in compromise under section 7121 or 7122 of the Code, or comparable agreements under the any state, local or foreign law; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or pursuant to Code sections 1311 through 1313, or comparable provision of state, local, or foreign law.

          "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

          "Group" means the Distributing Group or the Controlled Group, as the context requires.

          "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

          "IPO Date" means the closing date of the IPO.

          "Joint Adjustment" means any proposed adjustment resulting from a Tax Contest that is not a (i) Controlled Adjustment, (ii) a Distributing Adjustment, or (iii) any other type of adjustment that give rise to an indemnification payment by one Company to the other Company pursuant to this Agreement.

          "Payment Date" means (i) with respect to any Distributing Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii)

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     with respect to any Tax Return for any Consolidated or Combined State
     Income Tax, the corresponding dates determined under the applicable Tax
     Law.

          "Post-IPO Period" means any Tax Period beginning after the IPO Date.

          "Post-Distribution Period" means any Tax Period beginning after the Distribution Date.

          "Pre-Distribution Period" means any Tax Period beginning on or before the Distribution Date.

          "Pre-IPO Period" means any Tax Period ending on or before the IPO
     Date.

          "Prime Rate" means the base rate on corporate loans charged by Chase Bank of Texas, N.A., from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

          "Prohibited Action" shall have the meaning provided in Section 11.

          "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

          "Ruling Request" means the letter to be filed by Distributing with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Distribution (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

          "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

          "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

          "Subsidiary" shall have the meaning set forth in Treasury Regulations section 1.1502-1(c).

          "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax of any kind (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

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          "Tax Authority" means, with respect to any Tax, the governmental entity, or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "Tax Benefit" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

          "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for any Pre-Distribution Period.

          "Tax Contest Committee" shall have the meaning provided in Section 9.2(b).

          "Tax Item," means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

          "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

          "Tax Opinion" means a tax opinion received from Arthur Andersen LLP on the tax consequences of the Distribution and related events.

          "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

          "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

          "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

          "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

     Section 2. ALLOCATION OF TAX LIABILITIES. The provisions of this Section 2 are intended to determine each Company's liability for Taxes for Pre-Distribution and Post-Distribution Periods. The provisions of Section 2.5(a)(ii) and (b) are intended to determine each Company's liability for Distribution Taxes, if any, under this Agreement, even though such Taxes may arise on or after the Distribution Date. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to the other Company.

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     2.1 General Rule

         (a) Distributing Liability. Distributing shall be liable for Taxes not specifically allocated to the Controlled under this Section 2. Distributing shall indemnify and hold harmless the Controlled Group from and against any liability for Taxes for which Distributing is liable under this Section 2.1 (a).

         (b) Controlled Liability. Controlled shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for, Taxes that are allocated to Controlled under this Agreement.

     2.2 Allocation of United States Federal Income Tax. Except as provided in
Section 2.5:

         (a) Allocation of Tax Relating to Federal Consolidated Returns.

             (i) Pre-IPO Period. Distributing shall be liable for, and shall hold Controlled Group harmless for, any Federal Income Tax relating to Federal Consolidated Returns for all Tax Periods or portions thereof ending on or before the IPO Date. Except as provided in Section 4.7(c), Distributing is entitled to any refunds of Federal Income Tax for Tax Periods or portions thereof ending on or before the IPO Date. Notwithstanding the foregoing, Controlled shall be liable for, and shall hold the Distributing Group harmless against, the amount of Federal Income Tax for all Tax Periods or portions thereof ending on the IPO Date equal to the Accrued Taxes in respect of such taxes of the Controlled Group as of the IPO Date.

             (i) Tax Periods Ending After the IPO Date. Except as provided in clause (i) above, for all Tax Periods ending after the IPO Date (other than Tax Periods beginning after the Distribution Date), the Consolidated Tax Liability shall be allocated between the Groups in accordance with the method prescribed in Treasury Regulation Section 1.1552-1(a)(1) (as in effect on the date hereof) determined by aggregating the amounts allocable to the members of each respective Group into a single amount for each Group. For purposes of such allocation, the excess, if any, of (i) Consolidated Tax Liability over (ii) Consolidated Tax Liability determined without regard to any alternative minimum tax liability under Code Section 55, shall be allocated among the Groups in accordance with their respective amounts of alternative minimum taxable income, and any corresponding alternative minimum tax credit shall be allocated in accordance with the allocation of such alternative minimum tax liability. In addition, in order to avoid duplication of the allocation of Consolidated Tax Liability set forth in clause (i) above, for purposes of this clause (ii), Tax Items of the Controlled Group for the portion of any Tax Period ending on the IPO Date shall be treated as Tax Items of the Distributing Group. Any amount so allocated to the Controlled Group shall be a liability of Controlled to Distributing under this Section 2. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the Distributing Group and Controlled Group to the extent permitted by the Code.

             (iii) Tax Periods Beginning After the Distribution Date. The Distributing Group and the Controlled Group shall each be liable for, and shall indemnify the other against, its respective liability for Federal Income Taxes for all Post-Distribution Periods.

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         (b) Allocation of Federal Consolidated Return Tax Adjustments. If there is any adjustment to the reported Tax liability with respect to any Distributing Federal Consolidated Return, or to such Tax liability as previously adjusted, Controlled shall be liable to Distributing for the excess (if any) of--

             (i) the share of the Consolidated Tax Liability allocated to the Controlled Group computed in accordance with paragraph (a) based on the Tax Items of members of the Controlled Group as so adjusted (the "Controlled Group Recomputed Federal Tax Liability"); minus

             (ii) the share of the Consolidated Tax Liability allocated to the Controlled Group computed in accordance with paragraph (a) based on the Tax Items of such members as reported (or if applicable, as previously adjusted) (the "Controlled Group Prior Federal Tax Liability").

If the Controlled Group Prior Federal Tax Liability exceeds the Controlled Group Recomputed Federal Tax Liability, Distributing shall be liable to Controlled for such excess. For purposes of the preceding sentence, if the Controlled Group has a net operating loss or net capital loss after taking into account the adjustments allocable to such group, the Controlled Group Recomputed Federal Tax Liability shall be less than zero to the extent such net operating loss or net capital loss produces a Tax Benefit for the applicable taxable year, and the amount that Distributing shall be liable to Controlled pursuant to the preceding sentence shall be equal to the sum of the Controlled Group Prior Federal Tax Liability and the amount of such Tax Benefit.

         (c) Compensation for Use of Tax Attributes. If, for any Pre-Distribution Period, the Tax liability of the Distributing Group under
Section 2.2(a) is reduced by virtue of any Tax Item attributable to the Controlled Group for Tax Periods or portions thereof beginning after the IPO Date, Distributing will compensate Controlled for the Tax Benefit so received. If, for any Tax Period or portion thereof beginning after the IPO Date, the Tax liability of the Controlled Group under Section 2.2(a) is reduced by virtue of any Tax Item attributable to the Distributing Group, Controlled will compensate Distributing for the Tax Benefit so received. For example, the Controlled Group will be compensated for any net operating losses generated by a member of the Controlled Group in a Tax Period or portion thereof beginning after the IPO Date that reduces the Consolidated Tax Liability of the Distributing Group for a Tax Period or portion thereof beginning on or before the Distribution Date. For this purpose, any such Tax Benefit shall be determined under the principles of Treas. Reg. Section 1.1502-33(d)(3), using 100% as the applicable percentage.

     2.3 Allocation of State Income Taxes. Except as provided in Section 2.5. State Income Taxes shall be allocated as follows:

         (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax:

             (i) Tax Periods or Portions Ending on or Before the IPO Date. Distributing shall be liable for, and shall indemnify the Controlled Group against, any Separate Company Tax for all Tax Periods or portions thereof ending on or before the IPO Date.

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Notwithstanding the foregoing, Controlled shall be liable for, and shall hold the Distributing Group harmless against, the amount of Separate Company Taxes for all Tax Periods or portions thereof ending on the IPO Date equal to the Accrued Taxes in respect of such taxes of the Controlled Group as of the IPO Date.

             (ii) Tax Periods or Portions Beginning After the IPO Date. Controlled shall be liable for, and shall hold the Distributing Group harmless against, any Separate Company Taxes imposed on any member of the Controlled Group for any Tax Period or portion thereof beginning after the IPO Date. Distributing shall be liable for, and shall hold the Controlled Group harmless against, any Separate Company Taxes of any member of the Distributing Group for any Tax Period or portion thereof beginning after the IPO Date.

         (b) Allocation of Consolidated or Combined State Income Taxes. In the case of any State Income Tax which is a Consolidated or Combined State Income
Tax:

             (i) Pre-IPO Period. Distributing shall be liable for, and shall hold Controlled Group harmless for, any State Income Tax, relating to State Consolidated or Combined Returns, for all Tax Periods or portions thereof ending on or before the IPO Date. Distributing is entitled to any refunds of Tax attributable to Tax Periods or portions thereof ending on or before the IPO Date. Notwithstanding the foregoing, Controlled shall be liable for, and shall hold the Distributing Group harmless against, the amount of Consolidated or Combined State Income Tax for all Tax Periods or Portions thereof ending on the IPO Date equal to the Accrued Taxes in respect of such taxes of the Controlled Group as of the IPO Date.

             (ii) Tax Periods Ending After the IPO Date. Except as provided in clause (i) above, for all Tax Periods ending after the IPO Date (other than Tax Periods beginning after the Distribution Date), the Consolidated or Combined State Tax Liability shall be allocated between the Groups in accordance with the method prescribed in Treasury Regulation Section 1.1552-1(a)(1) (as in effect on the date hereof) determined by aggregating the amounts allocable to the members of each respective Group into a single amount for each Group, appropriately reflecting income, apportionment, and other items of members. In addition, in order to avoid duplication of the allocation of Consolidated Tax Liability set forth in clause (i) above, for purposes of this clause (ii), Tax Items of the Controlled Group for the portion of any Tax Period or portion thereof ending on or before the IPO Date shall be treated as Tax Items of the Distributing Group. Any amount so allocated to the Controlled Group shall be a liability of Controlled to Distributing under this Section 2.

             (iii) Tax Periods Beginning After the Distribution Date. The Distributing Group and the Controlled Group shall each be liable for, and shall indemnify the other against, its respective liability for Consolidated or Combined State Income Taxes for all Post-Distribution Periods.

         (c) Allocation of State Consolidated or Combined Return Tax Adjustments. If there is any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return (or as previously adjusted), the liability of the Controlled Group shall be recomputed as provided in this subparagraph. Controlled shall be liable to Distributing for the excess (if any) of-

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             (i) the State Income Tax liability computed in accordance with paragraph (b) based on the income, apportionment factors, and other items of such members as reported (or, if applicable, as previously adjusted) (the "Controlled Group Recomputed State Tax Liability"); minus

             (ii) the State Income Tax liability computed in accordance with paragraph (b) based on the income, apportionment factors, and other items of such members as reported (or, if applicable, as previously adjusted) (the "Controlled Group Prior State Tax Liability").

If the Controlled Group Prior State Tax Liability exceeds the Controlled Group Recomputed State Tax Liability, Distributing shall be liable to Controlled for such excess. For purposes of the preceding sentence, if the Controlled Group has a net operating loss after taking into account the adjustments allocable to such group, the Controlled Group Recomputed State Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for the applicable taxable year, and the amount that Distributing shall be liable to Controlled pursuant to the preceding sentence shall be equal to the sum of the Controlled Group Prior State Tax Liability and the amount of such Tax Benefit.

         (d) Compensation for Use of Tax Attributes. If, for any Tax Period beginning on or before the Distribution Date, the Tax liability of the Distributing Group under Section 2.3(b) is reduced by virtue of any Tax Item attributable to the Controlled Group for Tax Periods or portions thereof beginning after the IPO Date and ending on or before the Distribution Date, Distributing will compensate Controlled for the Tax Benefit so received. If, for any Tax Period or portion thereof beginning after the IPO Date, the Tax liability of the Controlled Group under Section 2.3(b) is reduced by virtue of any Tax Item attributable to the Distributing Group, Controlled will compensate Distributing for the Tax Benefit so received. For example, the Controlled Group will be compensated for any net operating losses generated by a member of the Controlled Group in a Tax Period or portion thereof beginning after the IPO Date that reduces the Consolidated or State Combined Tax Liability of the Distributing Group for any Pre-Distribution Period. For this purpose, any such Tax Benefit shall be determined under the principles of Treas. Reg. Section 1.1502-33(d)(3), using 100% as the applicable percentage.

     2.4 Allocation of Other Taxes. Except as provided in Section 2.5, all Taxes other than those specifically allocated pursuant to Section 2.3 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. As between the parties to this Agreement, Controlled shall be liable for all Taxes imposed on any member of the Controlled Group. The Companies believe that there is no Tax not specifically allocated pursuant to Section 2.3 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

     2.5 Distribution and Other Taxes

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         (a) Distributing Liability. Except as otherwise provided in this
Section 2.5, Distributing shall be liable for, and shall indemnify and hold harmless the Controlled Group from and against any liability for, all Taxes resulting from the Distribution, including:

             (i) Any sales and use, gross receipts, or other similar transfer Taxes imposed on the transfers occurring pursuant to the Distribution; and

             (ii) any Federal Income Tax or State Income Tax resulting from any income or gain recognized by any member of the Distributing Group as a result of transferring assets to Controlled in connection with the Distribution, or distributing the shares of Controlled and failing to qualify for tax-free treatment pursuant to Section 355 of the Code and related provisions;

         (b) Indemnity for Certain Acts. Controlled shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for, any Distribution Tax (described in subparagraph (ii) above) to the extent arising as a result after the Distribution Date of Controlled's engaging in any Prohibited Action or the occurrence of a Controlled Group Disqualifying Event. Notwithstanding anything in this paragraph (b) to the contrary, to the extent, if any, that this paragraph (b) allocates liability between the Companies in a manner contrary to the allocation of liability provided in Section 4 of the Distribution Agreement, Section 4 of the Distribution Agreement shall control.

     Section 3. PRORATION OF TAXES FOR STRADDLE PERIODS

     3.1 Tax Periods Straddling the IPO Date. In the case of any Tax Period beginning on or before the IPO Date and ending after the IPO Date, Tax Items shall be apportioned between the portion ending on the IPO Date and the portion beginning after the IPO Date in accordance with the principles in Treas. Reg.
Section 1.1502-76(b) using a closing-of-the-books method. However, Tax Items (other than extraordinary items within the meaning of Treas. Reg. Section 1.1502-76(b)(2)(ii)(C)) for the month including the IPO Date will be allocated to the portion ending on the IPO Date and the portion beginning after the IPO Date using the principles of the ratable allocation method of Treas. Reg.
Section 1.1502-76(b)(2)(iii).

     3.2 Tax Periods Straddling the Distribution Date. In the case of any Tax Period beginning on or before the Distribution Date and ending after the Distribution Date (or between the Pre-Distribution Period ending on the Distribution Date and the Post-Distribution Period beginning on the day after the Distribution Date), Tax Items shall be apportioned between the portion ending on the Distribution Date and the portion beginning after the Distribution Date (or between such Pre-Distribution Period and such Post-Distribution Period) in accordance with the principles in Treas. Reg. Section 1.1502-76(b) using a closing-of-the-books method. However, Tax Items (other than extraordinary items within the meaning of Treas. Reg. Section 1.1502-76(b)(2)(ii)(C)) for the month including the Distribution Date will be allocated to the portion ending on the Distribution Date and the portion beginning after the Distribution Date using the principles of the ratable allocation method of Treas. Reg. Section 1.1502-76(b)(2)(iii). In determining the apportionment of Tax Items between the portion ending on the Distribution Date and the portion beginning after the Distribution Date (or between such Pre-Distribution Period and such Post-Distribution Period), any Tax Items arising on the Distribution shall be treated as extraordinary items described in Treas. Reg. Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to the pre-Distribution portion (or the Pre-Distribution Period).

     Section 4. PREPARATION AND FILING OF TAX RETURNS

     4.1 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

     4.2 Distributing's Responsibility. Distributing has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

         (a) Distributing Federal Consolidated Returns for all Tax Periods;

         (b) Consolidated or Combined State Income Tax Returns for all Tax Periods; and

         (c) Tax Returns for State Income Taxes (including Tax Returns with respect to State Income Taxes that are Separate Company Taxes) for members of the Distributing Group.

     4.3 Controlled's Responsibility. Controlled shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Controlled or members of the Controlled Group other than those Tax Returns which Distributing is required to prepare and file under
Section 4.2.

     4.4 Tax Accounting Practices

         (a) General. Except as otherwise provided in this Section 4.4, any Tax Return for any Pre-Distribution Period, and any Tax Return for any Post-Distribution Period to the extent Tax Items reported on such Tax Return might reasonably affect Tax Items reported on and Tax Return for any Pre-Distribution Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law). To the extent any Tax Items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), such Tax Items shall be reported in accordance with reasonable Tax accounting practices selected by the Distributing or Controlled depending on whose Tax Liability under Section 2 is affected thereby. If the Tax liability of both Distributing or Controlled under Section 2 would be affected by the reporting of the Tax Item, the parties shall negotiate in good faith to determine the reporting of the Tax Item. Any dispute regarding the proper tax treatment of the Tax Item shall be referred for resolution pursuant to Section 15, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

         (b) Reporting of Distribution Tax Items. The tax treatment reported on any Tax Return of Tax Items relating to the Distribution shall be consistent with the treatment of such item in the Ruling Request (unless such treatment is not permissible under the Code) or Tax Opinion. To the extent there is a Tax Item relating to the Distribution which is not covered by the Ruling Request or the Tax Opinion, the Companies shall agree on the tax treatment of any such Tax Item reported on any Tax Return. For this purpose, the tax treatment of such Tax Items on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis as defined under Section 6662 of the Code for such tax treatment, or (ii) such tax treatment would have a material impact on the other Company or the Ruling Request. Such Tax Return shall be submitted for review pursuant to Section 4.6(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Section 15, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

     4.5 Consolidated or Combined Returns. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Return, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

     4.6 Right to Review Tax Returns

         (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Companies, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part or for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or
(iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns. Issues that cannot be resolved in the Companies shall be resolved in the manner set forth in Section 15.

         (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return.

     4.7 Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests")

         (a) Consent Required for Adjustment Requests Related to Certain Taxes. Except as provided in paragraph (b) below, unless the other Company consents in writing, which consent shall not be unreasonably withheld, no Adjustment Request with respect to any Tax for any Pre-Distribution Period shall be filed by Distributing or Controlled if such Adjustment Request would result in any increase of the Tax liability of the other Company under Section 2. Any Adjustment Request which the Companies consent to make under this Section 4.7 shall be prepared and filed by the Responsible Company under Section 4.2 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company. Notwithstanding anything to the contrary in this paragraph (a), the consent of the Controlled shall not be necessary for any Carryback by Distributing or any member of the Distributing Group provided such Carryback constitutes a Distributing Adjustment in the year (or years) such Carryback is absorbed.

         (b) Exception for Adjustment Requests Related to Audit Adjustments. Notwithstanding paragraph (b) above, Distributing or Controlled may, without the consent of the other Company, make any Adjustment Request necessary to conform the treatment of a Tax Item in a subsequent Tax Period to the treatment of such Tax Item in a prior Tax Period that has been determined pursuant to a Final Determination. Distributing or Controlled must, if requested by the other Company, make any such Adjustment Request if they effect thereof is reduce such other Company's liability for Taxes under Section 2.

         (c) Carrybacks. Controlled shall be entitled, without the consent of Distributing, to require Distributing to file an Adjustment Request for any Pre-Distribution Period to take into account any permissible carryback of any net operating loss, net capital loss, or credit for any Post-Distribution Period that is attributable to any member of the Controlled Group.

         (d) Other Adjustment Requests Permitted. Nothing in this Section 4.7 shall prevent any Company or member of its Group from filing any Adjustment Request with respect to matters for such Company or member of its Group is liable under Section 2. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under Section 2.

         (d) Payment of Refunds. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 6.

     Section 5. TAX PAYMENTS AND INTERCOMPANY BILLINGS

     5.1 Payment of Taxes With Respect to Distributing Federal Consolidation Returns Filed After the IPO Date. In the case of any Distributing Federal Consolidated Return the due date for which (including extensions) is after the IPO Date:

         (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date, Distributing shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and shall pay such amount to the Internal Revenue Service on or before such Payment Date.

         (b) Computation and Payment of Controlled Liability With Respect to Tax Due. Within 90 days following any Payment Date, Controlled will pay to Distributing the excess (if any) of --

             (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the Controlled Group as determined by Distributing in a manner consistent with the
Section 2.2(a) and Section 3 , over

             (ii) the cumulative net payment with respect to such Tax Return prior to such Payment Date by the members of the Controlled Group (the "Cumulative Federal Tax Payment").

If the Controlled Group Cumulative Federal Tax Payment is greater than the Controlled Group Allocated Federal Tax Liability as of any Payment Date, then Distributing shall pay such excess to Controlled within 90 days of Distributing's receipt of the corresponding Tax Benefit (i.e.. through either a reduction in Distributing's otherwise required Tax payment or a credit or refund of prior tax payments).

         (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to Distributing required under paragraph (b) of this subsection 5.1, Controlled shall also pay to Distributing an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by Distributing required under paragraph (b) of this subsection 5.1, Distributing shall also pay to Controlled an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to Controlled

     5.2 Payment of Federal Income Tax Related to Adjustments

         (a) Adjustments Resulting in Underpayments. Distributing shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of adjustment to the Tax liability with respect to any Distributing Federal Consolidated Return. Distributing shall compute the amount attributable to the Controlled Group in accordance with Section 2.2(b) and Controlled shall pay to Distributing any amount due Distributing under Section 2.2(b) within ninety (90) days from the later of (i) the date the additional Tax was paid by Distributing or (ii) the date of receipt by Controlled of a written notice and demand from Distributing for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.2(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Distributing to the date of the payment under this Section 5.2(a).

         (b) Adjustments Resulting in Overpayments. Within ninety (90) days of receipt by Distributing of any Tax Benefit resulting from any adjustment to the Consolidated Tax Liability with respect to any Distributing Federal Consolidated Return, Distributing shall pay to Controlled, or Controlled shall pay to Distributing (as the case may be), their respective amounts due from or to Distributing as determined by the Responsible Company in accordance with Section 2.2(b). Any payments required under this Section 5.2(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Distributing to the date of payment to Controlled under this Section 5.2(b),

     5.3 Payment of State Income Tax With Respect to Returns Filed After the Distribution Date.

         (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section
4.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and -

             (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, the Responsible Company shall, if Distributing is not the Responsible Company with respect to such Tax Return, notify Distributing in writing of the amount of Tax required to be paid on such Payment Date. Distributing will pay such amount to such Tax Authority on or before such Payment Date.

             (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return under Section 2, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

         (b) Computation and Payment of Controlled Liability With Respect To Tax Due. Within ninety (90) days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file), (i) Controlled shall pay to Distributing the tax liability allocable to the Controlled Group as determined by the Responsible Company under the provisions of Section 2.3(b), plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by Controlled to Distributing, and (ii) the Responsible Company shall notify Distributing (if Distributing is not the Responsible Company with respect to such Tax Return).

     5.4 Payment of State Income Taxes Related to Adjustments.

         (a) Adjustments Resulting in Underpayments. Distributing shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Tax Return for (i) any Consolidated or Combined State Income Tax for any Pre-Distribution Period, and (ii) any Separate Company Tax for any Pre-Distribution Period or portion thereof ending on or before the IPO Date. Controlled shall pay to Distributing its respective share of any such additional Tax payment determined by the Responsible Company in accordance with Section 2.3(c) within ninety (90) days from the later of (i) the date the additional Tax was paid by Distributing or (ii) the date of receipt by Controlled of a written notice and demand from Distributing for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Controlled shall also pay to Distributing interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Distributing to the date of its payment to Distributing under this Section 5.4(a).

         (b) Adjustments Resulting in Overpayments. Within ninety (90) days of receipt by the Distributing Group of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period, Distributing shall pay to Controlled its respective share of any such Tax Benefit determined by the Responsible Company in accordance with Section 2.3(c). Distributing shall also pay to Controlled interest on its respective share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by the Distributing Group to the date of payment to Controlled under this Section 5.4(b). Similar rules shall apply with respect to the receipt by the Controlled Group of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Tax Period or portion thereof ending on or before the IPO Date (except any adjustment made pursuant to any Adjustment Request under Section 4.7(c)).

     5.5 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that is properly allocated to another Company (the "responsible party") under this Agreement, the responsible party shall reimburse the payor within ninety (90) days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this
Section 5.6.

     Section 6. TAX BENEFITS. If a member of one Group receives any Tax Benefit with respect to any Taxes for which a member of another Group is liable hereunder, the Company receiving such Tax Benefit shall make a payment to the Company who is liable for such Taxes hereunder within ninety (90) days following receipt of the Tax Benefit in an amount equal to the Tax Benefit (including any Tax Benefit realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount under this Section 6.

     Section 7. ASSISTANCE AND COOPERATION

     7.1 General. After the IPO Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each others agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (ii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and their Affiliates available to such other Company as provided in Section 8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

     7.2 Income Tax Return Information. Each Company will provide to the other Company information and documents relating to their respective Groups required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Distributing's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

     Section 8. TAX RECORDS

     8.1 Retention of Tax Records. Except as provided in Section 8.2, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its respective Group for Pre-Distribution Periods, and Distributing shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

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


     8.2 State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept in accordance with the terms of Section 8.1, by the Company having liability for the Tax.

     8.3 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

     Section 9. TAX CONTESTS

     9.1 Notice. Each of the Companies shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and
(ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

     9.2 Control of Tax Contests. Distributing shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Distributing Adjustment, including settlement of any such Distributing Adjustment. Controlled shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Controlled Adjustment, including settlement of any such Controlled Adjustment. The Tax Contest Committee shall control the defense or prosecution of Joint Adjustments, including settlement of any such Joint Adjustment, and any and all administrative matters not directly and exclusively related to any Distributing Adjustment or Controlled Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by Distributing (as designated in writing to Controlled) and one person selected by Controlled (as designated in writing to Distributing). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter. the provisions of Section 15 of this Agreement shall apply. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, or compromise any claim for any Tax Benefit which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required). Distributing, in the case of any examination or audit of a Distributing Federal Consolidation Return, and the Responsible Company in the case of any examination or audit of a Consolidated or Combined State Income Tax Return, shall be the only parties representing the members of the Group before any Federal or State Tax Authority in connection with the examination or audit. Notwithstanding the representation by the Distributing or Responsible Company before such Tax Authority, the Distributing or Responsible Company shall (a) provide the Controlled with all information reasonably requested relating to any Controlled Adjustment or Joint Adjustment; (b) submit to such Tax Authority any facts, legal arguments or other matters deemed advisable by Controlled and provided by it to Distributing or the Responsible Company; (c) not have the authority to settle or otherwise compromise a Controlled Adjustment; and (d) not have the authority to settle or otherwise compromise a Joint Adjustment other than through the Tax Contest Committee procedures set forth in this Section 9.2(b).

     Section 10. EFFECTIVE DATE. This Agreement shall be effective on the IPO Date.

     Section 11. NO INCONSISTENT ACTIONS.

     11.1 Action Inconsistent with Ruling Request or Tax Opinion. Each of the Companies covenants and agrees that it will not take any Prohibited Action, and it will cause its Affiliates to refrain from taking any Prohibited Action (within the meaning of Section 11.2), unless the person acting has obtained the prior written consent of each of the other parties (which consent shall not be unreasonably withheld). With respect to any Prohibited Action proposed by a Company (the "Requesting Party"), the other party (the "Requested Party") shall grant its consent to such Prohibited Action if the Requesting Party obtains a ruling with respect to the Prohibited Action from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to the Requested Party.

     11.2 Definition of Prohibited Action. The term "Prohibited Action" shall mean any action prohibited under this Section 11.2.

         (a) Neither Distributing, Controlled, nor any of their Affiliates shall engage in any action which is inconsistent (or shall fail to take any action to comply) with the Tax treatment of the Distribution as contemplated in the Ruling Request or Tax Opinion, including but not limited to, any action that is inconsistent with (or any failure to take any action necessary to comply with) any representation made in connection with the Ruling request or Tax Opinion.

         (b) Prior to completion of the Distribution, Controlled will not issue shares of its stock, and neither Distributing nor Controlled will otherwise take or permit their Affiliates to take any action, that would result in Distributing (or a wholly-owned subsidiary thereof) not being in control of Controlled within the meaning of section 368(c) of the Code.

     14.3 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("Indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includable in income to the extent provided by law). The amount of the payment shall not be adjusted under Section
14.2 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

     Section 15. DISAGREEMENTS. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). If such dispute relates to a position to be taken on any Tax Return or in any Tax Contest that may affect the interests of both Distributing and Controlled, the Accounting Firm shall resolve such dispute on the basis of the result that a reasonable person owning both Companies would reach. The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

     Section 16. LATE PAYMENTS. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 16 or the interest rate provided under such other provision.

     Section 17. EXPENSES. Except as provided in Section 15, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

     Section 18. GENERAL PROVISIONS

     18.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's principal business address. A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

     18.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     18.3 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall

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


constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

     18.4 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

     18.5 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with
Section 9.

     18.6 Integration. This Agreement and the other agreements, including the Distribution Agreement, being entered into concurrently herewith, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements and understandings pertaining thereto.

     18.7 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

     18.8 No Double Recovery Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs. damages. or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement. a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example. the limitation on filing claims for refund in Section 4.7), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

     18.9 Counterparts. This Agreement may be executed in two or more counterparts. each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     18.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     IN WITNESS WHEREOF. the parties have caused this Agreement to be executed by their respective officers as of the date first written above.


                                       Daisytek International Corporation


                                       By:
                                           -------------------------------------



                                       PFSweb, Inc.


                                       By:
                                           -------------------------------------